Exhibit 99.1

N E W S R E L E A S E

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES THIRD QUARTER EARNINGS

Strong Mortgage Loan Refinancing Activity Helps Raise Earnings 15% for the

Third Quarter of 2003

CRESTVIEW HILLS, KENTUCKY, October 20, 2003 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the third quarter and the nine month period ended September 30, 2003. Highlighting the 2003 results were gains on the sale of mortgage loans, which were up 115% for the quarter and 250% for the year. Driving these gains was the strong mortgage loan refinancing demand brought on by low interest rates.

The 2003 results reflect the purchase of certain assets and the assumption of certain liabilities of the Peoples Bank of Northern Kentucky “PBNK,” which was completed in November of 2002.

A summary of the Company’s interim results follows:

Third Quarter ended September 30,	2003	2002	Change
Net Income	$2,521,000	$2,187,000	15%
Net income per share, basic	$0.42	$0.37	14%
Net income per share, diluted	$0.42	$0.36	17%

Nine Months ended September 30,	2003	2002	Change
Net Income	$7,266,000	$6,134,000	18%
Net income per share, basic	$1.22	$1.03	18%
Net income per share, diluted	$1.20	$1.02	18%

Net interest income increased 26% for the third quarter from the same period in 2002. The increase was due to the addition of earning assets and interest bearing liabilities associated with the PBNK transaction and the internal growth experienced since the end of the third quarter 2002. This growth was offset with a decline in the net interest margin that was down as a result of the historically low current interest rate environment and the balance sheet changes associated with the PBNK transaction. The net effect of the balance sheet changes was an increase in liquidity that led to a higher percentage of short-term investments to earning assets compared to a year ago, and a higher amount of non-earning assets in the form of fixed assets and goodwill. The provision for loan losses was 30% lower than the third quarter of 2002 and reflected the strong and stable credit quality of the loan portfolio.

Non-interest income increased 70% for the quarter from the same period in 2002, while non-interest expense increased 62% from the third quarter of 2002. Both of these figures reflect the effects of the PBNK transaction, which added eight banking offices, sixty-two employees, $140 million in loans and $160 million in deposits. One particularly strong area of non-interest income was the growth in gains on the sale of mortgage loans. Included in the non-interest expense is $484,000 in the amortization of intangible assets associated with the PBNK transaction.

With the addition of the PBNK transaction and the internal growth experienced since the end of the third quarter of 2002, the balance sheet has both grown and changed significantly since September 30, 2002. Total assets have increased $229 million or 41% from a year ago with a 37% increase in loans and a 5% increase in investments funded by an increase in deposits of 40% and a 180% increase in borrowings. The PBNK transaction also added $10 million in fixed assets and $14 million in goodwill and other intangibles to the balance sheet.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Amounts and dollars in thousands, except per share data)

	Third Quarter Comparison			YTD Comparison
Income Statement Data	9/30/03	9/30/02	% Change	9/30/03	9/30/02	% Change
Net interest income	$6,762	$5,386	26%	$19,811	$15,906	25%
Provision for loan losses	265	380	(30%)	590	900	(34%)
Service charges on deposit accounts	907	714	27%	2,670	1,891	41%
Gains on the sale of mortgage loans	955	445	115%	2,604	744	250%
Other non-interest income	666	325	105%	1,778	1,048	70%
Salaries and employee benefits expense	2,459	1,541	60%	7,103	4,555	56%
Occupancy and equipment expense	789	518	52%	2,512	1,538	63%
Other non-interest expense	2,019	1,187	70%	5,721	3,492	64%
Net income	2,521	2,187	15%	7,266	6,134	18%
Per Share Data
Basic earnings per share	$0.42	$0.37	14%	$1.22	$1.03	18%
Diluted earnings per share	0.42	0.36	17%	1.20	1.02	18%
Cash dividends declared	0.09	0.07	29%	0.17	0.13	31%
Earnings Performance Data
Return on Equity	15.44%	15.74%	(30) bps	15.64%	15.33%	+31 bps
Return on Assets	1.28%	1.61%	(33)bps	1.25%	1.58%	(33)bps
Net Interest Margin	3.79%	4.22%	(43)bps	3.74%	4.35%	(61)bps

Balance Sheet Data	9/30/03	9/30/02	% Change	12/31/02	% Change
Investments	$51,224	$48,832	5%	$49,464	4%
Total loans	627,061	457,455	37%	606,815	3%
Allowance for loan losses	6,590	4,802	37%	6,408	3%
Total Assets	782,951	553,673	41%	779,080	1%
Total deposits	672,492	478,936	40%	667,346	1%
Total borrowings	41,177	14,728	180%	48,479	(15%)
Stockholders equity	64,698	56,071	15%	58,423	11%
Asset Quality Data
Allowance for loan losses to total loans	1.05%	1.05%		1.06%
Non-performing loans to total loans	.66%	.41%		.68%
Annualized charge-offs to average loans	.09%	.11%		.10%

About BKFC

BKFC, a bank holding company with assets of approximately $783 million, offers banking and related financial services, through the Bank of Kentucky, to both individuals and business customers. The Bank Of Kentucky operates twenty-five branch locations and thirty-five ATM’s in the Northern Kentucky Market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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